Exhibit 10.4

ALPHA NATURAL RESOURCES, INC.
AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES

This Restricted Stock Unit Award Agreement is dated as of the issue date (the "Issue Date") set forth on Exhibit A attached hereto (this "Agreement"), and is between Alpha Natural Resources, Inc., a Delaware corporation ("Alpha"), and the Eligible Person to whom the Committee (or its designee) has made this Award (the "Award Recipient").

Alpha has established its Amended and Restated 2012 Long-Term Incentive Plan (the "Plan") to advance the interests of Alpha and its stockholders by providing incentives to certain Eligible Persons who contribute significantly to the strategic and long-term performance objectives and growth of Alpha and any parent, subsidiary or affiliate of Alpha. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan.

Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the delivery of this Agreement in the name and on behalf of Alpha, and has authorized the delivery of this Agreement.

AGREEMENT

The parties agree as follows:

Section 1. Grant of Units; Settlement

(a)    Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, on the Issue Date, Alpha hereby grants to Award Recipient the number of restricted stock units (the "Units") set forth on Exhibit A attached hereto, payable in cash, with each Unit representing the economic equivalent of one share of Alpha’s common stock, par value $0.01 per share (the “Common Stock”).

(b)    Except as otherwise provided herein, Units which vest under this Agreement will be settled by the payment to Award Recipient of cash in an amount equal to the number of Units being settled multiplied by the closing market price of the Common Stock on each vesting date or if the vesting date is not a business day, on the immediately following business day (or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date), subject to Award Recipient’s satisfaction of all applicable income and employment withholding taxes.

(c)    Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, the delivery of any payments hereunder shall be delayed until six (6) months after Award Recipient's Separation from Service to the extent required by Section 409A(a)(2)(B)(i) as provided under the terms of the Plan.

Section 2.  Vesting; Restriction on Transfer and Forfeiture of Unvested Units.

(a)    None of the Units may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Section 2 and Exhibit A. Except as set forth in this Section 2, effective after the close of business on the date Award Recipient experiences a Separation from Service or, if earlier, the date Award Recipient breaches the confidentiality covenant as described in Section 9 hereof, any Units that are not vested in accordance with this Section 2 shall be automatically forfeited to Alpha without any further obligation on the part of Alpha.

(b)    Except as provided herein, the Units will vest according to the vesting schedule set forth on Exhibit A. Unless otherwise provided in a Company plan applicable to Award Recipient or any agreement between the Award Recipient and the Company, if: (i) a Change of Control (as defined below) occurs prior to the end of the full vesting period and (1) the Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause within the 90-day period immediately preceding, on or within the one (1) year period following such Change of Control, or (2) the acquiring entity in a Change of Control does not assume this Agreement and convert the Units into a substantially comparable award of capital stock or other equity incentive instrument in such acquiring entity, the Units that have not been previously cancelled and forfeited shall become fully vested and payable; (ii) Award Recipient experiences a Separation from Service as a result of Award Recipient’s Normal Retirement (as defined below), any unvested Units shall become vested upon such Separation from Service; (iii) Award Recipient experiences a Separation from Service as a result of Permanent Disability (as defined below), death or Early Retirement (as defined below), any unvested Units will vest based on the ratio of the number of complete months the Award Recipient is employed or serves with the Company during the vesting period to the total number of months in the vesting period; (iv) Award Recipient experiences an involuntary Separation from Service by the Company as a result of the dissolution or liquidation of Alpha or the Award Recipient's employer, any unvested Units shall vest immediately prior to such dissolution or liquidation event; or (v) Award Recipient experiences an involuntary Separation from Service by the Company other than for Cause (as defined below), then the number of Units that are vested after the close of business on the date Award Recipient experiences an involuntary Separation from Service by the Company shall be calculated as if Award Recipient had been continuously employed by the Company for an additional three months.

(c)For purposes of this Agreement, the following terms shall have the following meanings:

(i) the term "Change of Control" shall mean (A) any merger, consolidation or business combination in which the stockholders of Alpha immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (B) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions, (C) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act), or (D) a contested election of directors, as a result of which or in connection with which the persons who were directors of Alpha before such election or their nominees cease to constitute a majority of the Board. Notwithstanding the foregoing or any provision of this Agreement or the Plan to the contrary, it is intended that the foregoing definition of Change of Control qualify as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. Section 1.409A-3(i)(5), and shall be interpreted and construed to effectuate such intent;

(ii) the term "Permanent Disability" shall mean the Award Recipient is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Award Recipient's employer;

(iii) the term "Normal Retirement" shall mean (i) the date Award Recipient reaches the age of 62 with ten (10) Years of Service or (ii) the date Award Recipient reaches the age of 65;

(iv) the term "Early Retirement" shall mean a combination of age and Years of Service which equals 80 (for example, an Award Recipient who reaches the age of 50 with thirty (30) Years of Service);

(v) the term "Cause" shall mean "Employer Cause" as set forth in any employment agreement between the Award Recipient and the Company or, in the absence of such an agreement, "Cause" as defined by the Company’s plans applicable to the Award Recipient or employment policies in effect at the time of the Award Recipient's Separation from Service and/or a violation of the Company's Code of Business Ethics; and

(vi) the term "Years of Service" shall mean the aggregate annual periods of continuous employment or other service with the Company measured from the Award Recipient's date of hire (or re-hire) and ending on the date the Award Recipient Separates from Service, including employment or other service with any predecessors to the Company and such other entities as approved by the Committee (or its delegatee(s)) for this purpose. An absence or leave approved by the Company, to the extent permitted by applicable provisions of the Code, shall not be considered an interruption of employment or performance of services for any purpose under this Agreement.

Section 3. Dividend Equivalent Rights.

Should a regular cash dividend be declared on Alpha’s Common Stock at a time when unsettled Units remain subject to this Agreement, then the number of unsettled Units at that time subject to this Agreement will automatically be increased by an amount determined in accordance with the following formula, rounded down to the nearest whole share:

X = (A x B)/C, where

X    =    the additional number of Units which will become subject
        to this Award by reason of the cash dividend;

A    =    the number of unsettled Units subject to this Award as of
the record date for such dividend;

B    =    the per share amount of the cash dividend; and

C    =    the closing selling price per share of the Company’s
Common Stock on the New York Stock Exchange on the payment date of such dividend.

The additional Units resulting from such calculation will be subject to the same terms and conditions (including, without limitation, any applicable vesting requirements and forfeiture provisions) as the unsettled Units to which they relate under the Award.

Section 4. Rights as an Award Recipient.  Award Recipient will not have any stockholder rights, including voting rights and actual dividend rights by virtue of the Units and/or this Agreement.

Section 5. Clawback/Recoupment.

(a)    The Committee may, to the extent permitted by governing law, require reimbursement of any payment received upon the vesting of this Award if the Award Recipient is an employee of pay grade 22 or higher as of the Issue Date and the Committee has determined, in its sole discretion, that the Award Recipient engaged in ethical misconduct in violation of the Company's Code of Business Ethics, which the Committee reasonably determines caused material business or reputational harm to the Company.

(b)    If the Committee reasonably determines that any payment received upon the vesting of this Award should be reimbursed under subsection (a), then the Award Recipient shall be required to promptly reimburse the Company in an amount the Committee reasonably determines to be appropriate, which could equal the full value of the payment the Award Recipient received hereunder for three years after its issuance.

(c)    In the event the Award Recipient is obligated to reimburse the Company for amounts under subsection (b), the Company may, at its sole election:

(i) require the Award Recipient to pay the amount in a lump sum within 30 days of such determination;

(ii) deduct the amount from any other compensation owed to the Award Recipient (as a condition to acceptance of this Award, the Award Recipient agrees to permit the deduction provided for by this subparagraph); or

(iii) a combination of subsections (c)(i) and (c)(ii).

(d)    By participating in the Plan, the Award Recipient agrees that timely payment to the Company as set forth in this Section 5 is reasonable and necessary, and that timely payment to the Company as set forth in this Section 5 is not a penalty, and it does not preclude the Company from seeking all other remedies that may be available to the Company. The Award Recipient further acknowledges and agrees that the Award Recipient's Units shall be cancelled and forfeited without payment by the Company if the Committee reasonably determines that the Award Recipient has engaged in the conduct specified under subsection (a).

(e)    Notwithstanding any other provisions in this Agreement, if this Award becomes subject to recovery under any law, government regulation, stock exchange listing requirement, and/or Company policy, this Award shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement and/or Company policy.

Section 6.  Taxes and Withholdings.   Award Recipient acknowledges that any income for federal, state or local income tax purposes, including payroll taxes, that the Award Recipient is required to recognize on account of the vesting of the Units and/or payment in settlement of the Units to Award Recipient shall be subject to withholding of tax by the Company. In accordance with administrative procedures established by the Company, the Company shall automatically satisfy (and without providing Award Recipient with an election) Award Recipient’s minimum statutory withholding tax obligations, if any, by withholding from the payment in settlement of the Units to be made to the Award Recipient a sufficient amount equal to the applicable minimum statutory withholding tax obligation. Notwithstanding any provision herein to the contrary, in the event an Award becomes subject to FICA taxes before the full amount of the Award would otherwise be paid, the Company shall (and without providing the Award Recipient with an election) settle a sufficient number of units determined based on the closing market price per share of Common Stock on the date of settlement that does not exceed the applicable minimum statutory withholding tax obligation with respect to such FICA taxes and any federal, state or local income taxes that may apply as a result of such accelerated settlement of Units and the Company shall withhold such amounts to satisfy such FICA and any related income tax liability; provided, however, that any such accelerated settlement of Units shall be made only to the extent permitted under Treasury Regulations section 1.409A-3(j)(4)(vi).

Section 7.  No Right to Employment.   Neither the Plan nor this Agreement shall be deemed to give Award Recipient any right to continue to be employed by, or to provide services to, the Company, nor shall the Plan or this Agreement be deemed to limit in any way the Company’s right to terminate the employment or services of the Award Recipient at any time.

Section 8.  Further Assistance. Award Recipient will provide assistance reasonably requested by the Company in connection with actions taken by Award Recipient while employed by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Award Recipient was employed by the Company.

Section 9.  Confidentiality.  Award Recipient acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in its business to obtain a competitive advantage over competitors. Award Recipient further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Award Recipient acknowledges that by reason of Award Recipient’s duties to and association with the Company, Award Recipient has had and will have access to and has and will become informed of confidential business information which is a competitive asset of the Company. Award Recipient hereby agrees that Award Recipient will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of employment responsibilities. Award Recipient shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Award Recipient’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Award Recipient shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Award Recipient’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Award Recipient will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In addition to any other remedy available at law or in equity, in the event of any breach by Award Recipient of the provisions of this Section 9 which is not waived in writing by the Company, all vesting of the Units shall cease effective upon the occurrence of the actions or inactions by Award Recipient constituting a breach by Award Recipient of the provisions of this Section 9.

Section 10.  Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Company and Award Recipient and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Award Recipient and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the cash settlement of the Units.

Section 11.  Agreement to Abide by Plan; Conflict between Plan and Agreement.  The Plan is hereby incorporated by reference into this Agreement and the Plan is made a part hereof as though fully set forth in this Agreement. Award Recipient, by acceptance of this Award, (i) represents that he or she is familiar with the terms and provisions of the Plan, and (ii) agrees to abide by all of the terms and conditions of this Agreement and the Plan. Award Recipient accepts as binding, conclusive and final all decisions or interpretations of the Committee (or its designee) of the Plan upon any question arising under the Plan and this Agreement (including, without limitation, the date of Award Recipient’s Separation from Service). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee express authority to vary the terms of the Plan by means of this Agreement, in which case, this Agreement shall govern.

Section 12.  Entire Agreement.  Except as otherwise provided herein, in any Company plan applicable to the Award Recipient, or in any other agreement between the Award Recipient and the Company, the Plan and this Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement. For purposes of clarity, it is expressly agreed by the parties that this Award shall be treated as an equity award for purposes of [CEO – “Section 3.10 of the Third Amended and Restated Employment Agreement, dated July 31, 2009, between the Company and the Award Recipient”] or [all others – “Section 4.4 of the Key Employee Separation Plan, as amended from time to time, if applicable”].

Section 13.  Choice of Law.  To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 14.  Notice.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient and, if to the Company, at its address set forth in Section 17 and, if to the Award Recipient, the Award Recipient's most recent address set forth in the Company's records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 14.

Section 15. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, Alpha may, in its sole discretion and without the Award Recipient's consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the cash settlement for the Units, or take any other action it deems necessary or advisable, to comply with Section 409A (or, if applicable, to cause this Award to be excepted from Section 409A).

Section 16. Section 409A. This Award is intended to comply with Section 409A (or an exception thereto) and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding, Award Recipient recognizes and acknowledges that Section 409A may impose upon Award Recipient certain taxes or interest charges for which Award Recipient is and shall remain solely responsible.

Section 17. Acknowledgments.

(a)    By accepting the Units, the Award Recipient acknowledges receipt of a copy of the Plan and the prospectus relating to the Units, and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.

(b)    The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to Award Recipient electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s or its designee's discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.

(c)    Award Recipient acknowledges that, by receipt of this Award, Award Recipient has read this Section 17 and consents to the electronic delivery of the Plan and related documents, as described in this Section 17.  Award Recipient acknowledges that Award Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Award Recipient contacts the Vice President-Compensation and Payroll of the Company by telephone at (276) 619-4027 or by mail to One Alpha Place, P.O. Box 16429, Bristol, VA 24209.  Award Recipient further acknowledges that Award Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of this ___________, 201[_].

ALPHA NATURAL RESOURCES, INC. By: Gary W. Banbury EVP – Chief Administrative Officer

Address:
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 16429
Bristol, VA 24209
Attn: Vice President-Compensation and Payroll

AWARD RECIPIENT

_______________________________________
(First Middle Last)

EXHIBIT A

Name of Award Recipient:	(First Middle Last)
Number of Units:	(RSU - Cash Settled_Granted)
Issue Date:
Vesting Period/Schedule:	Except as otherwise provided in the Agreement, the Units will vest as follows: • (______) RSUs - [______________] • (______) RSUs - [______________]